Exhibit 10.2

EXECUTION VERSION

COMPANY SECURITYHOLDER SUPPORT AGREEMENT

This COMPANY SECURITYHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2023, by and among Picard Medical, Inc., a Delaware corporation (the “Company”), Altitude Acquisition Corp., a Delaware corporation (the “Parent”), and the undersigned securityholders of the Company who hold Subject Shares (as defined below) (each, a “Company Securityholder”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Company, Parent, Altitude Merger Sub I, Inc., a Delaware corporation (the “Merger Sub”), Altitude Merger Sub II, LLC, a Delaware limited liability company (the “Merger Sub II”) and Hunniwell Picard I, LLC, are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”), pursuant to which, among other things, (i) Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Parent (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the surviving entity pursuant to the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving as the ultimate surviving entity and as a wholly owned subsidiary of Parent; and

WHEREAS, each Company Securityholder is, as of the date of this Agreement, the sole legal and beneficial owner of the number of (a) outstanding shares of common stock of the Company (“Company Common Stock”), (b) outstanding shares of preferred stock of the Company (the “Company Preferred Stock”), and (c) options to purchase shares of Company Common Stock (“Company Options”), in each case, set forth opposite such Company Securityholder’s name on Schedule A hereto, and each such Company Securityholder does not own any other outstanding shares of Company capital stock or other securities convertible into or exercisable or exchangeable for any shares of Company capital stock, (such Company securities owned by the Company Securityholders, together with any additional shares of Company Commons Stock or other Company capital stock (including any securities convertible into or exercisable for Parent Common Stock or other capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by such Company Securityholders after the date hereof and prior to the Outside Date being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition of, and material inducement for, their willingness to enter into the Business Combination Agreement, Parent and the Company have requested that each Company Securityholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Company Securityholder

Each Company Securityholder hereby represents and warrants, severally and not jointly, to the Company and the Parent as follows:

1.1 Organization and Standing; Authorization. Such Company Securityholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Company Securityholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Company Securityholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Company Securityholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2 Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Company Securityholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Company Securityholder, enforceable against such Company Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3 Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Authority on the part of such Company Securityholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Securityholder of this Agreement or the consummation by such Company Securityholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Securityholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Company Securityholder will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of such Company Securityholder, if and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Order or required consent or approval applicable to such Company Securityholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Securityholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Company Securityholder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Company Securityholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Securityholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Subject Shares. As of the date of this Agreement, such Company Securityholder has legal and beneficial ownership of the Subject Shares set forth opposite such Company Securityholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Company Securityholder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement or applicable federal or state securities laws. Other than the Subject Shares, such Company Securityholder does not legally hold or own any right to acquire any shares of Company Common Stock or any other Company capital stock or securities that are convertible into or exercisable or for Company Common Stock or other capital stock or securities of the Company. Such Company Securityholder has the sole right to vote the Subject Shares and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

1.6 Business Combination Agreement. Such Company Securityholder understands and acknowledges that Parent and the Company are entering into the Business Combination Agreement in reliance upon such Company Securityholder’s execution and delivery of this Agreement. Such Company Securityholder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II

Representations and Warranties of Parent

Parent hereby represents and warrants to the Company Securityholders and the Company as follows:

2.1 Organization and Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2 Authorization; Binding Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Parent, subject to the Enforceability Exceptions.

2.3 Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Authority on the part of Parent is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Parent of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Parent will not (a) conflict with or violate any provision of Organizational Documents of Parent, (b) conflict with or violate any Law, Order or required consent or approval applicable to Parent or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Parent under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Parent under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Parent, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Company Securityholders and Parent as follows:

3.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and stockholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the

Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Company Securityholders

Each Company Securityholder irrevocably and unconditionally covenants and agrees with the Company and the Parent during the term of this Agreement, at any meeting of the stockholders of the Company called to seek the Company Stockholder Approval, or any other duly called meeting of the stockholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the stockholders of the Company in lieu of such a meeting, it shall, and shall cause any other holder of record of the Subject Shares to, if such a meeting is held, attend such meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Securities:

4.1 Agreement to Vote.

(a) In Favor of Merger. In favor of granting the Company Stockholder Approval, including in favor of any other matters that would reasonably be expected to facilitate the consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement or, if there are insufficient votes in favor of granting the Company Stockholder Approval, in favor of the adjournment such meeting of the stockholders of Company to a later date but not past the Outside Date (including any extensions thereto).

(b) Against Other Transactions. Against (i) any business combination agreement, merger agreement or merger(s) (other than the Business Combination Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any public offering of any shares of the Company, any of its Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such Subsidiaries, other than in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and any Additional Agreements, (ii) any Alternative Proposal relating to the Company, and (iii) other than any amendment to Organizational Documents of the Company expressly permitted under the terms of the Business Combination

Agreement, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or any other Additional Agreement, the Mergers, or any other transactions contemplated thereby or change in any manner the voting rights of any class of the Company’s share capital.

4.2 No Transfer. Other than (a) pursuant to this Agreement, (b) upon the consent of Parent or (c) to an Affiliate of such Company Securityholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and Parent, agreeing to assume all of the obligations of such Company Securityholder hereunder and to be bound by this Agreement to the same extent as such Company Securityholder was with respect to such transferred Subject Shares) and any such transfer to an Affiliate does not relieve such Company Securityholder from any liability or obligations hereunder, such Company Securityholder shall not, directly or indirectly, (i) (A) convey, sell, offer to sell, contract or agree to sell, hypothecate, pledge, tender, gift, loan, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (B) enter into any contract, option, swap, derivative, forward sale, hedging or similar transaction by which any economic risks or rewards or ownership of, or voting rights or other arrangement by which any economic risks or reward or ownership of, or voting rights with respect to the Subject Shares are transferred or affected, or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Subject Shares, whether any such transaction, agreement, arrangement or understanding is to be settled by delivery of such securities, in cash or otherwise, or (C) consent to or approve any of the actions specified in clauses (A) or (B) or publicly announce any intention to effect any transaction specified in clause (A) or (B) (the actions specified in clauses (A)-(C), collectively, “Transfer”), other than pursuant to the Mergers, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise with respect to any Subject Shares (including pursuant to any loan of Subject Shares), or enter into any other agreement with respect to any Subject Shares or agree, commit or enter into any understanding with respect to any of the foregoing, in each case, other than as set forth in this Agreement, (iii) take any action that would make any representation or warranty of such Company Securityholder herein untrue or incorrect, or have the effect of preventing or disabling such Company Securityholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Company Securityholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Securityholder agrees with, and covenants to, Parent and the Company that such Company Securityholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares. If any involuntary Transfer of the Subject Shares occurs (including a sale by a Company

Securityholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the expiration of this Agreement.

4.3 No Solicitation. During the term of this Agreement, each Company Securityholder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Alternative Proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Parent, the Company, Merger Sub, Merger Sub II, the Company’s and Parent’s Affiliates and their respective Representatives) any nonpublic information relating to the Company or its Subsidiaries, in connection with any Alternative Proposal, (iii) approve or recommend, or make any public statement approving or recommending an Alternative Proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Alternative Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of the Company capital stock intending to facilitate any Alternative Proposal or cause any holder of shares of Company capital stock not to vote to adopt the Business Combination Agreement and approve the Mergers and the other transactions contemplated thereby, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Alternative Proposal or (vii) otherwise resolve or agree to do any of the foregoing. Each Company Securityholder shall promptly (and in any event within 48 hours) notify Parent after receipt by such Company Securityholder of any Alternative Proposal, any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal or any inquiry or request for nonpublic information relating to the Company or its Subsidiaries by any Person who has made or would reasonably be expected to make an Alternative Proposal. Thereafter, such Company Securityholder shall keep the Parent reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Company Securityholder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Company Securityholder or its Representatives with any parties conducted prior to the date hereof with respect to any Alternative Proposal. Notwithstanding anything contained herein to the contrary, (i) no Company Securityholder shall be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) no Company Securityholder makes any representations or warranties with respect to the action of any of the Company Related Parties and (iii) any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood the each Company Securityholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 4.3).

4.4 Waiver of Appraisal and Dissenters’ Rights. Such Company Securityholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Mergers and the Business Combination Agreement.

4.5 New Shares. In the event that prior to the Closing (i) any shares of the Company’s capital stock or other securities of the Company are issued or otherwise distributed to such Company Securityholder pursuant to any stock dividend or distribution, or any change in any of the shares of the Company’s capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares, bonus, reclassification or the like, (ii) such Company Securityholder acquires legal or beneficial ownership of any shares of the Company’s capital stock after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Company Securityholder acquires the right to vote or share in the voting of any shares of the Company’s capital stock after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into). Each Company Securityholders agrees, during the term of this Agreement to notify the Company and Parent in writing of the number of any New Securities or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in this Agreement acquired or otherwise obtained by such Company Securityholder, if any, from and after the date hereof, as soon as reasonably practicable after acquiring or otherwise obtaining such New Securities.

ARTICLE V

Additional Agreements of the Parties

5.1 Company Securityholder Release. Each Company Securityholder on its own behalf, and each of its and their successors, assigns and executors (each, a “Stockholder Releasor”), effective as at the Second Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, Parent, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties the Company, Parent or any of their respective Subsidiaries has prior to the Second Effective Time to such Stockholder Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Stockholder Releasor has prior to the Second Effective Time, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Second Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.1 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Additional Agreements, or the Company’s Organizational Documents, (ii) for indemnification or contribution, in any Stockholder Releasor’s capacity as an officer or director of the Company or any of its Subsidiaries, (iii) arising under any then-existing insurance policy of the Company or any of its Subsidiaries, (iv) rights relating to compensation in connection with the Stockholder Releasor’s employment, including any benefits as an employee (including unpaid vacation and unreimbursed business expenses) and any rights set forth under any written employment agreement, or (v) for any claim for fraud.

5.2 Termination. This Agreement shall terminate upon the earliest of (i) the Second Effective Time (provided, however, that upon such termination, Section 4.3, Section 5.1, Section 5.2, and Article VI shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent a party hereto from seeking any remedies (at law or in equity) against the other party hereto or relieve such party from liability for such party’s intentional and material breach of any terms of this Agreement.

5.3 Further Assurances. Each Company Securityholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Additional Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the DGCL) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Mergers or any other transaction contemplated by this Agreement, the Business Combination Agreement or any Additional Agreement.

ARTICLE VI

General Provisions

6.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Parent in accordance with Section 11.1 of the Business Combination Agreement and to such Company Securityholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2 Disclosure. Each of the Company Securityholders authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Company Securityholder’s identity and ownership of the Subject Shares and the nature of the Company Securityholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure Parent and the Company have provided the Company Securityholder with an opportunity to review and comment on such announcement or disclosure, which comments Parent and the Company will consider in good faith.

6.3 Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4 Miscellaneous. The provisions of Article XI of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

PICARD MEDICAL, INC.

By:
Name:
Title:

[Signature Page to Company Securityholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ALTITUDE ACQUISITION CORP.

By:
Name: Gary Teplis
Title: Chief Executive Officer and President

[Signature Page to Company Securityholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

COMPANY SECURITYHOLDERS:

By:
Name:
Title:

Address:

Email:

[Signature Page to Company Securityholder Support Agreement]

Schedule A

Name of Company Securityholder	Number of Shares of Company Common Stock	Number of Shares of Company Preferred Stock	Number of Company Options

Sch. A-1